Exhibit 99.1
For Immediate Release:
RENT-A-CENTER, INC. REPORTS
FIRST QUARTER 2009 RESULTS
Diluted Earnings per Share of $0.68
Cash Flow from Operations of Approximately $140 million

Plano, Texas, April 27, 2009 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced revenues and earnings for the quarter ended March 31, 2009.
First Quarter 2009 Results
Total revenues for the quarter ended March 31, 2009 were $728.2 million, a decrease of $28.4 million from total revenues of $756.6 million for the same period in the prior year. This decrease in revenues was primarily the result of a 2.5% reduction in same store sales and the anticipated revenue attrition from approximately 380 stores that received customer agreements from stores closed in the 2007 restructuring plan.
Net earnings and net earnings per diluted share for the quarter ended March 31, 2009 were $45.4 million and $0.68, respectively, as compared to $36.4 million and $0.54, respectively, for the same period in the prior year.
Net earnings and net earnings per diluted share for the quarter ended March 31, 2009 were affected by the following significant item, as discussed below:
•	Increased as a result of $3.0 million in pre-tax litigation credits, or approximately $0.03 per share, related to the Hilda Perez matter.
Net earnings and net earnings per diluted share for the quarter ended March 31, 2008 were affected by the following significant item, as discussed below:
•	Decreased as a result of a $2.9 million pre-tax restructuring expense, or approximately $0.03 per share, related to our 2007 restructuring plan.
When excluding the significant items above, adjusted net earnings per diluted share for the quarter ended March 31, 2009 were $0.65, as compared to adjusted net earnings per diluted share for the quarter ended March 31, 2008 of $0.57, an increase of 14.0%.
“In the first quarter, we improved our operating profit margin by increasing our gross profit margin on both our rentals and fees and merchandise sales as well as reducing our expenses, resulting in our adjusted earnings per share exceeding our guidance,” commented Mark E. Speese, the Company’s Chairman and Chief Executive Officer. “Our portfolio of customer agreements was softer than expected in the first quarter; however, we believe April’s results point to a more positive trend,” Speese stated. “Despite the softness in customer agreements during the first quarter, we believe we are improving our margins and prudently using our cash. As a result, we have increased the lower end of our previous 2009 earnings guidance with diluted earnings per share now at $2.18 to $2.32,” Speese ended.
Through the three month period ended March 31, 2009, the Company generated cash flow from operations of approximately $140.0 million, while ending the quarter with approximately $196.0 million of cash on hand. As previously announced on April 6, 2009, the Company provided notice to The Bank of New York Mellon Trust Company, the indenture trustee, of its election to redeem $150.0 million in aggregate principal amount of its 7 1/2% Senior Subordinated Notes due May 2010, at a redemption price equal to 100% of the principal amount outstanding, plus accrued interest to the redemption date. The Company expects the redemption to occur on or about May

19, 2009. The Company expects to fund the redemption price primarily with cash on hand, together with amounts available under its senior credit facilities.
Operations Highlights
During the three month period ended March 31, 2009, the company-owned stores and financial services locations changed as follows:

Three Months
Ended
March 31, 2009
Company-Owned Stores
Stores at beginning of period	3,037
New store openings	10
Acquired stores remaining open	—
Closed stores
Merged with existing stores	8
Sold or closed with no surviving store	1

Stores at end of period	3,038

Acquired stores closed and accounts merged with existing stores	7

Financial Services
Stores at beginning of period	351
New store openings	—
Acquired stores remaining open	—
Closed stores
Merged with existing stores	—
Sold or closed with no surviving store	—

Stores at end of period	351

Acquired stores closed and accounts merged with existing stores	—
Since March 31, 2009, the Company has opened one new store location.
Significant Items
Litigation Credit Related to the Hilda Perez Matter. As previously reported, the Company recorded during the fourth quarter of 2006 a pre-tax expense of $58.0 million and an additional pre-tax charge of $51.3 million in the first quarter of 2007, in connection with the settlement of the Hilda Perez v. Rent-A-Center, Inc. matter in New Jersey. In November 2007, we paid an aggregate of $109.3 million, including plaintiffs’ attorneys’ fees and administration costs, pursuant to the court approved settlement. Under the terms of the settlement, the Company is entitled to 50% of any undistributed monies in the settlement fund. During the fourth quarter of 2008, the parties agreed to an interim distribution to the Company of cash in the amount of $2.7 million from the remaining settlement fund. The Company recorded a $2.7 million pre-tax credit during the fourth quarter of 2008 to account for such payment. During the first quarter of 2009, the Company recorded a $3.0 million pre-tax credit to account for cash payments to the Company representing additional undistributed monies in the settlement fund to which the Company is entitled pursuant to the terms of the settlement, as well as a refund of costs to administer the settlement previously paid by the Company which were not expended during the administration of the settlement. This $3.0 million pre-tax credit increased diluted earnings per share for the three month period ended March 31, 2009 by approximately $0.03.
Restructuring Plan Expenses. During the first quarter of 2008, the Company recorded a pre-tax restructuring expense of approximately $2.9 million in connection with the restructuring plan previously announced on December 3, 2007. This restructuring expense reduced net earnings per diluted share in the first quarter of 2008 by approximately $0.03. As previously reported, the Company recorded a pre-tax restructuring expense of approximately $38.7 million related to this restructuring plan during the fourth quarter of 2007. The costs with respect to these store closings relate primarily to lease terminations, fixed asset disposals and other miscellaneous items.

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Rent-A-Center, Inc. will host a conference call to discuss the first quarter results, guidance and other operational matters on Tuesday morning, April 28, 2009, at 10:45 a.m. EDT. For a live webcast of the call, visit http://investor.rentacenter.com. Certain financial and other statistical information that will be discussed during the conference call will also be provided on the same website.
Rent-A-Center, Inc., headquartered in Plano, Texas, currently operates approximately 3,040 company-owned stores nationwide and in Canada and Puerto Rico. The stores generally offer high-quality, durable goods such as major consumer electronics, appliances, computers and furniture and accessories under flexible rental purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. ColorTyme, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 220 rent-to-own stores operating under the trade name of “ColorTyme.”

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any repurchases of common stock the Company may make, reduction in outstanding indebtedness, or the potential impact of acquisitions or dispositions that may be completed after April 27, 2009.
SECOND QUARTER 2009 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $679 million to $694 million.
•	Store rental and fee revenues are expected to be between $592 million and $604 million.
•	Total store revenues are expected to be in the range of $670 million to $685 million.
•	Same store sales are expected to be in the range down 4% to down 6%.
•	The Company expects to open 10 to 15 new company-owned store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.3% and 22.7% of store rental and fee revenue and cost of merchandise sold to be between 71% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 58.3% to 59.8 of total store revenue.
•	General and administrative expenses are expected to be between 4.8% and 5.0% of total revenue.
•	Net interest expense is expected to be approximately $9 million and depreciation of property assets is expected to be approximately $18 million.
•	The effective tax rate is expected to be approximately 38% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $0.50 to $0.56.
•	Diluted shares outstanding are estimated to be between 66.3 million and 67.1 million.
FISCAL 2009 GUIDANCE:
Revenues
•	The Company expects total revenues to be in the range of $2.780 billion and $2.840 billion.
•	Store rental and fee revenues are expected to be between $2.385 billion and $2.435 billion.
•	Total store revenues are expected to be in the range of $2.740 billion and $2.800 billion.
•	Same store sales are expected to be in the range down 1% to down 3%.
•	The Company expects to open 30 to 40 new company-owned store locations.
Expenses
•	The Company expects cost of rental and fees to be between 22.2% and 22.8% of store rental and fee revenue and cost of merchandise sold to be between 71% and 75% of store merchandise sales.
•	Store salaries and other expenses are expected to be in the range of 57.6% to 59.1% of total store revenue.
•	General and administrative expenses are expected to be between 4.6% and 4.8% of total revenue.
•	Net interest expense is expected to be approximately $38 million and depreciation of property assets is expected to be between $70 million and $75 million.
•	The effective tax rate is expected to be approximately 38% of pre-tax income.
•	Diluted earnings per share are estimated to be in the range of $2.18 to $2.32.
•	Diluted shares outstanding are estimated to be between 66.4 million and 67.2 million.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: uncertainties regarding the ability to open new rent-to-own stores; the Company’s ability to acquire additional rent-to-own stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to successfully add financial services locations within its existing rent-to-own stores; the Company’s ability to identify and successfully enter new lines of business offering products and services that appeal to its customer demographic, including its financial services products; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; the Company’s ability to enter into new and collect on its rental purchase agreements; the Company’s ability to enter into new and collect on its short-term loans; the passage of legislation adversely affecting the rent-to-own or financial services industries; the Company’s failure to comply with statutes or regulations governing the rent-to-own or financial services industries; interest rates; increases in the unemployment rate; economic pressures, such as high fuel and utility costs, affecting the disposable income available to the Company’s targeted consumers; changes in the Company’s stock price and the number of shares of common stock that it may or may not repurchase; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; the Company’s ability to maintain an effective system of internal controls; changes in the number of share-based compensation grants, methods used to value future share-based payments and changes in estimated forfeiture rates with respect to share-based compensation; the resolution of any material litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2008. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.
Contact for Rent-A-Center, Inc.:
David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com

Rent-A-Center, Inc. and Subsidiaries
STATEMENT OF EARNINGS HIGHLIGHTS
(In Thousands of Dollars, except per share data)

	Three Months Ended March 31,
	2009	2009	2008	2008
	Before	After	Before	After
	Significant Items	Significant Items	Significant Items	Significant Items
	(Non-GAAP	(GAAP	(Non-GAAP	(GAAP
	Earnings)	Earnings)	Earnings)	Earnings)

Total Revenue	$728,183	$728,183	$756,636	$756,636
Operating Profit	79,092	82,092 (1)	80,440	77,540 (2)
Net Earnings	43,515	45,376 (1)	38,161	36,358 (2)
Diluted Earnings per Common Share	$0.65	$0.68 (1)	$0.57	$0.54 (2)
Adjusted EBITDA	$97,005	$97,005	$103,558	$103,558

Reconciliation to Adjusted EBITDA:

Earnings before income taxes	$70,129	$73,129	$61,377	$58,477
Add back:
Restructuring expense	—	—	—	2,900
Litigation expense (credit)	—	(3,000)	—	—
Interest expense, net	8,963	8,963	19,063	19,063
Depreciation of property assets	17,576	17,576	18,188	18,188
Amortization and write-down of intangibles	337	337	4,930	4,930

Adjusted EBITDA	$97,005	$97,005	$103,558	$103,558

(1)	Includes the effects of a $3.0 million pre-tax litigation credit in the first quarter of 2009 related to the Hilda Perez matter. The litigation credit increased diluted earnings per share by approximately $0.03 in the first quarter of 2009.

(2)	Includes the effects of a $2.9 million pre-tax restructuring expense in the first quarter of 2008 as part of the December 3, 2007 announced restructuring plan. The restructuring expense reduced diluted earnings per share by approximately $0.03 in the first quarter of 2008.
SELECTED BALANCE SHEET HIGHLIGHTS
Selected Balance Sheet Data: (in Thousands of Dollars)

	March 31, 2009	March 31, 2008
Cash and cash equivalents	$195,948	$78,628
Accounts Receivable	49,381	40,316
Prepaid expenses and other assets	57,507	50,455
Rental merchandise, net
On rent	604,558	725,204
Held for rent	166,703	191,121
Total Assets	2,548,071	2,569,997

Senior debt	704,958	825,238
Subordinated notes payable	225,375	300,000
Total Liabilities	1,420,483	1,585,342
Stockholders’ Equity	1,127,588	984,655

Rent-A-Center, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF EARNINGS
(In Thousands of Dollars, except per share data)

	Three Months Ended March 31,
	2009	2008
	Unaudited
Store Revenue
Rentals and Fees	$597,607	$640,686
Merchandise Sales	95,782	85,339
Installment Sales	12,426	9,885
Other	13,139	9,619

	718,954	745,529
Franchise Revenue
Franchise Merchandise Sales	7,958	9,767
Royalty Income and Fees	1,271	1,340

Total Revenue	728,183	756,636

Operating Expenses
Direct Store Expenses
Cost of Rentals and Fees	135,139	146,162
Cost of Merchandise Sold	65,767	63,325
Cost of Installment Sales	4,431	4,020
Salaries and Other Expenses	401,508	417,414
Franchise Cost of Merchandise Sold	7,634	9,396

	614,479	640,317

General and Administrative Expenses	34,275	30,949
Amortization and Write-down of Intangibles	337	4,930
Litigation Expense (Credit)	(3,000)	—
Restructuring Expense	—	2,900

Total Operating Expenses	646,091	679,096

Operating Profit	82,092	77,540

Interest Expense	9,232	20,927
Interest Income	(269)	(1,864)

Earnings before Income Taxes	73,129	58,477

Income Tax Expense	27,753	22,119

NET EARNINGS	45,376	36,358

BASIC WEIGHTED AVERAGE SHARES	65,995	66,710

BASIC EARNINGS PER COMMON SHARE	$0.69	$0.55

DILUTED WEIGHTED AVERAGE SHARES	66,495	67,175

DILUTED EARNINGS PER COMMON SHARE	$0.68	$0.54